CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
3.300% Corporates® Due February 15, 2025	$1,245,000	$142.68
4.000% Corporates® Due February 15, 2030	$6,346,000	$727.25

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

 Filed Under Rule 424(b)(3), Registration Statement No. 333-177949 Pricing Supplement Number 254 Dated February 13, 2012 (To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FPG5	$1,245,000	100.000%	2.150%	$1,218,232.50	Fixed	3.300%	MONTHLY	02/15/2025	03/15/2012	$2.66	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FPH3	$6,346,000	100.000%	2.800%	$6,168,312.00	Fixed	4.000%	MONTHLY	02/15/2030	03/15/2012	$3.22	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 2/15/2013 and Monthly thereafter with 30 Calendar Days Notice.

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, February 6, 2012 through Monday, February 13, 2012 Trade Date: Monday, February 13, 2012 @12:00 PM ET Settlement Date: Thursday, February 16, 2012 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
    InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011